Exhibit 99.1

PRESS RELEASE

COMMUNITY BANCORP. DECLARES
QUARTERLY DIVIDEND

Derby, VT	For Immediate Release
For more information, contact: Richard C. White at 802-334-7915

     The Board of Directors of Community Bancorp., the parent company of Community National Bank, has declared a cash dividend of $0.17 per share, payable May 1, 2004 to shareholders of record as of April 15, 2004.

     In commenting on the dividend, Chairman and CEO Richard White said that the company was very pleased to be able to provide this dividend to its shareholders and that the Company hoped that many shareholders would attend the upcoming annual meeting on May 4, 2004 at 5:30 P.M. at the Elks Club in Derby.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.